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Exhibit 11.1
                         THE HOME DEPOT, INC. AND SUBSIDIARIES

                                Computation of Earnings
                          Per Common and Common Equivalent Share

                          (In Thousands, Except Per Share Data)

                                                       Three Months Ended
                                                   April 28,         April 30,
                                                      1996              1995
                                                   ----------       ----------
Net earnings applicable to common and common
 equivalent shares                                $   195,019      $  157,765
Tax effected interest expense, net of
 interest capitalized, attributable to
 convertible subordinated notes                          ---            2,415
                                                    ---------       ---------
                                                  $   195,019      $  160,180
                                                    =========       =========
Shares:
  Weighted average number of common and
   common equivalent shares assuming average
   market price                                       480,187         456,546

Additional shares from conversion of notes                ---          20,774
                                                    ---------       ---------
                                                      480,187         477,320
                                                    =========       =========
Primary earnings per common and common
 equivalent share                                 $     0.406      $    0.336
                                                    =========       =========
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(1)  Common equivalent shares represent shares granted under the Company s stock option plans and an employee stock purchase plan.

(2) The Company's 4.5% Convertible Subordinated Notes, issued in 1992, were common stock equivalents prior to their conversion in March 1995. For the three months ended April 30, 1995, the Notes were dilutive and, accordingly, are assumed to be converted as of the beginning of the accounting period for purposes of calculating earnings per share.

(3) Fully diluted earnings per share is not presented because the impact of a higher ending market price on weighted average common equivalent shares was not material for the three month period ended April 28, 1996, and was not calculated for the three month period ending April 30, 1995, because the ending price of the stock was lower than the average price.